Exhibit 99.1

Wayside Technology Group, Inc. Reports 2015 First Quarter Results

and Declares Quarterly Dividend

Q1 2015:
Revenue:	$92.7 million
Income from operations:	$1.9 million
Diluted earnings per share:	$0.28 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, April 30, 2015 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the first quarter ended March 31, 2015. The results will be discussed in a conference call to be held on Friday, May 1, 2015 at 10:00 a.m. EDT. The dial-in telephone number is (866) 847-7864 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

Cash and long term receivables amounted to $26.7 million, representing 71% of equity as of March 31, 2015. Working capital amounted to $31.6 million, representing 84% of equity as of March 31, 2015.

“I am pleased to report solid financial results for Q1 2015. Overall, revenue increased 29% and income from operations increased 27% over the same period last year, due to continued strong performance from our Lifeboat Distribution team,” said Simon F. Nynens, Chairman and Chief Executive Officer.  “This quarter, we continued to expand our distribution services. These services will now include professional consulting services, a major addition of value to our customers.”

“We are very fortunate to be in a position to continue to return capital to our shareholders. We believe strongly that repurchasing our shares represents an attractive use of our capital,” continued Simon Nynens. “This quarter we bought back approximately 156,000 shares for a total of $2.5 million and paid out dividends totaling $0.8 million.”

Net sales for the first quarter of 2015 increased 29% or $21.0 million to $92.7 million compared to $71.7 million for the same period in 2014. Total sales for the first quarter of 2015 for our Lifeboat Distribution segment were $82.9 million compared to $59.3 million in the first quarter of 2014, representing an increase of $23.7 million or 40%. Total sales for the first quarter of 2015 for our TechXtend segment were $9.7 million compared to $12.5 million in the first quarter of 2014, representing a decrease of $2.7 million or 22%.

The 40% increase in net sales for the Lifeboat Distribution segment was mainly a result of the addition of several key product lines and strengthening of our account penetration. The 22% decrease in net sales in the TechXtend segment was primarily due to a decrease in extended payment terms sales transactions and large transactions as compared to the first quarter of 2014.

Gross profit for the first quarter of 2015 was $6.4 million, a 15% increase as compared to $5.5 million for the first quarter of 2014. Gross profit for our Lifeboat segment in the first quarter of 2015 was $5.2 million compared to $4.1 million for the first quarter of 2014, representing a 27% increase. The increase for the Lifeboat segment was primarily due to increased sales volume.  Gross profit for our TechXtend segment in the first quarter of 2015 was $1.1 million compared to $1.4 million for the first quarter of 2014, representing a 21% decrease. This decrease for the TechXtend segment was primarily due to the decreased sales volume in the current year.

Gross profit margin (gross profit as a percentage of net sales) for the first quarter of 2015 was 6.9% compared to 7.7% for the first quarter of 2014.  Gross profit margin for our Lifeboat Distribution segment for the first quarter of 2015 was 6.3% compared to 6.9% for the first quarter of 2014. The decrease in gross profit margin for the Lifeboat Distribution segment was primarily caused by a change in our product mix. Gross profit margin for our TechXtend segment for the first quarter of 2015 was essentially flat at 11.5% compared to 11.4% for the first quarter of 2014.

Total selling, general, and administrative (“SG&A”) expenses for the first quarter of 2015 were $4.5 million compared to $4.0 million for the first quarter of 2014. This increase is primarily the result of an increase in Lifeboat Distribution’s employee and employee related expenses (salaries, commissions, bonus accruals and benefits) in 2015 compared to 2014. We plan to continue to invest to grow our Lifeboat Distribution segment. The Company expects that its SG&A expenses, as a percentage of net sales, may vary by quarter depending on changes in sales volume, and levels of continuing investments in employee headcount and marketing.

For the three months ended March 31, 2015, the Company recorded a provision for income taxes of $684,000 or 34.5% of income, compared to $545,000 or 34.0% of income for the same period in 2014.

Net income and diluted earnings per share for the first quarter of 2015 were $1.3 million and $0.28, respectively, compared to $1.1 million and $0.23, respectively, for the first quarter of 2014.

On April 29, 2015, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable May 20, 2015 to shareholders of record on May 13, 2015.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President and Chief Accounting Officer

Wayside Technology Group, Inc.

(732) 389-0932

Kevin.Scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	March 31, 2015	December 31, 2014
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$21,365	$23,124
Accounts receivable, net	57,648	60,782
Inventory, net	2,198	1,491
Prepaid expenses and other current assets	1,341	933
Deferred income taxes	244	245
Total current assets	82,796	86,575

Equipment and leasehold improvements, net	392	412
Accounts receivable long-term	5,280	7,660
Other assets	111	152
Deferred income taxes	182	182

Total assets	$88,761	$94,981

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$51,208	$55,414
Total current liabilities	51,208	55,414

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,803,904 and 4,890,756 shares outstanding in 2015 and 2014, respectively	53	53
Additional paid-in capital	31,267	31,013
Treasury stock, at cost, 480,596 and 393,744 shares, respectively	(8,301)	(6,166)
Retained earnings	15,701	15,225
Accumulated other comprehensive (loss)	(1,167)	(558)
Total stockholders’ equity	37,553	39,567
Total liabilities and stockholders’ equity	$88,761	$94,981

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	Three months ended
	March 31,
	2015	2014
	(Unaudited)
Revenues
Lifeboat segment	$82,945	$59,259
TechXtend segment	9,746	12,471
Total Revenue	92,691	71,730

Cost of sales
Lifeboat segment	77,711	55,143
TechXtend segment	8,624	11,049
Total Cost of sales	86,335	66,192

Gross Profit	6,356	5,538

Operating expenses
Selling costs	2,371	2,025
Share- based compensation	267	327
Other general and administrative expenses	1,828	1,693
Total Selling, general and administrative expenses	4,466	4,045

Income from operations	1,890	1,493

Interest, net	98	123
Foreign currency translation	(1)	(12)
Income before provision for income taxes	1,987	1,604
Provision for income taxes	684	545

Net income	$1,303	$1,059

Income per common share - Basic	$0.28	$0.23
Income per common share - Diluted	$0.28	$0.23

Weighted average common shares outstanding - Basic	4,690	4,538
Weighted average common shares outstanding - Diluted	4,718	4,615